Exhibit 35.1
  ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2016

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: Robert Castle / Kristine Gullo
100 Plaza One 6th Floor	100 White Clay Center, Suite 102
Jersey City, NY 07311	Newark, DE 19711

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets LLC
Attn: Robert Castle	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	500 Woodward Ave
Chicago, IL 60602	Mail code: MI-01-20-TRES
Detroit, MI 48226

Re:	Ally Auto Receivables Trust 2015-1
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of July 22, 2015 among Ally Financial Inc., as Servicer (the “Servicer”), Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2015-1, as Issuing Entity.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of January 1, 2016 through December 31, 2016, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer